Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMUS GUARANTY COMMENTS ON

MOODY’S RATINGS ACTIONS

Hamilton, Bermuda, October 2, 2008 – Primus Guaranty, Ltd. (NYSE:PRS) commented today on the ratings actions taken by Moody’s Investors Service, Inc. (“Moody’s”) regarding the company and its Primus Financial Products LLC (“Primus Financial”) subsidiary.

“Unprecedented credit market volatility and the resulting failure of such firms as Fannie Mae, Freddie Mac, Lehman Brothers and Washington Mutual have clearly impacted Primus Financial,” said Thomas W. Jasper, Chief Executive Officer, Primus Guaranty. “However, at the end of September, Primus Financial had $820 million in long term debt and equity capital to meet commitments under its credit default swaps contracts. Additionally, $75 million of capital is held at Primus Guaranty.” In its report, Moody’s noted, “the current strong liquidity position at the holding company.”

The downgrade of Primus Financial’s Aaa rating does not trigger a credit event, or require collateral postings, or allow a counterparty to terminate its credit default swap transactions with Primus Financial.

Primus Financial has agreed with Moody’s to limit trading activities while it works on a plan addressing its current ratings profile. Primus Financial will continue to collect quarterly premium payments on its credit swap portfolio from its counterparties. The average remaining tenor on the portfolio is 3.5 years. The total future, premium receipts on Primus Financial’s credit swap portfolio is in excess of $300 million.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.

Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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